                                                                    Exhibit 4.10


                                                               NOTE PAYABLE WITH
                                                         FIXED DUE DATE AND RATE
                                                       WITH INTEREST PAYMENTS AT
                                                          DUE DATE IN US DOLLARS


                                       CHECKING ACCOUNT IN DOLLARS No. 010263451

SUBSCRIPTION DATE:  NOVEMBER 21/st/ 2000

PLACE OF SUBSCRIPTION: Mexico City


                          U.S.D  $1,000,000.00 Dollars


The subscribed AEROVOX DE MECIO S.A. DE C.V. (The "Subscriptor"), a merchantile society duly constituted and existing in accordance to the laws of the United Mexican States (Mexico), promises unconditionally through this NOTE PAYABLE to pay to the order of BANCO BILBAO VIZCAYA - MEVICO S.A. INSTITUCION DE BANCA MULTIPLE, GRUPO FINANCIERO BBV - PROBUSRA) (The "Bank"), the principal amount of U.S. $1,000,000.00 (ONE MILLION DOLLARS 00/100) legal currency of the United States of America ("Dollars"), precisely through one amortization demandable and payable on MAY 18/th/, 2001 (Date of the Final Payment).

The Subscriptor promises to pay precisely on the Date of Final Payment, the interests on the unpaid principal amount of this NOTE PAYABLE, such that will draw form the date of subscription of this NOTE PAYABLE and until the Date of Final Payment, at an annual interest rate of 9.30% (NINE POINT THIRTY PERCENT)

In the case that the Subscriptor does not pay on the date of presentation of this NOTE PAYABLE the total amount of this NOTE PAYABLE , the Subscriptor will pay moratory interests on the unpaid and past due amount, counting from the day following the due date until the total payment, at an interest rate equal to the multiplication by three (3) of the ordinary interest rate referred in the above paragraph.

The interests referred to in this NOTE PAYABLE will be counted on the base of a 360 (three hundred and sixty) days year and by the number of calendar days elapsed, including the first day but excluding the last of such days.

                                                                    Exhibit 4.10

All payments related to this NOTE PAYABLE will be made by the Subscriptor in favor of the Bank. In the city of Concord, California, United States of America, to account No. 62__-692210 ABA # 121000358 SWIFT BOFAUS6SXXX that the Bank keeps with Bank of America NT & SA, in 1850 Gateway Blvd. Concord, CA 94520, in the City of Concord, California , no later that 11:00 AM (Concord, California time) on the date that such paymenst must be made, in Dollars and in freely transferrable funds and available same day, or in any other account notified in writing by the Bank and with enough anticipation to instruct the Subscriptor. The Subscriptor agrees to make all the payments relating to the principal and interests of this NOTE PAYABLE, free and without deductions for any current or future fiscal responsibility with respect to such concepts payable in any jurisdiction.

In all the cases when a payment is due according to this NOTE PAYABLE, or when any Interest Period ends in a non Working Day (according to the definition below), such paymentmust be made, or such Interest Period will end on the following Working Day.

As used in the NOTE PAYABLE, the following terms will have the following meanings:

"Working Day"  means any day of the year in wich Dollar operations take place in
 -------------
the Interbank market of London and on which the banks of the city of London, England, are open to the public to do Dollar operations, and on which the banks in the city of Concord , California , are not authorized or abligated to close.

The Subscriber and each one of the indorsers (if any) are subject irrevocably to the jurisdictions of the competent Courts of the State of California, United States of America, or in the Federal Courts located in the city of Concord, California, and in the competent Courts of United Mexican States, with residence in Mexico City, at the Bank's choice, in any action or procedure arising or relative to this NOTE PAYABLE. The Subscriptor and the indorsers (if any) irrevocably waive any other jurisdiction to which they may have right due to their current or future address, or in any other way; in the same manner they irrevocably waive, in the measure they can do it, to operate the defense of not convenient territorial jurisdiction with any action or legal procedure relative to this NOTE PAYABLE in any of the Courts mentioned before.

                                                                    Exhibit 4.10

This NOTE PAYABLE will be ruled and interpreted according to the laws of Mexico; in intelligence, however, that any legal action or procedure (with the exception of an action to demand the compliance of a sentence obtained in other jurisdiction) by the Bank or the holder of this NOTE PAYABLE in the Courts of the competent jurisdiction of Concord, California, United States of America, this NOTE PAYABLE will be considered an instrument made in agreement with the laws of the State of California and for such effect will rule and interpret itself according to the laws of the State of California.

This NOTE PAYABLE has three pages.


Subscritor

                                                  ADDRESS
AEROVOX MEXICO S.A. DE C.V.                       AV. TEZOZOMOC 239
REPRESENTED BY:                                   FRACC. IND SAN ANTONIO
                                                  MEX, D.F.



/s/ ENRIQUE SANCHEZ ALDUNATE
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